Exhibit 99.1

New Valion Bio Board Chair Thomas Jensen Brings Biotech Turnaround Experience to the Advancement of Entolimod

Jensen, who as CEO led Nasdaq-listed biotech Allarity Therapeutics' refocusing around a single lead asset, cites Valion's rare combination of government funding, FDA designations, human safety data and wholly owned U.S. manufacturing

SAN ANTONIO, TX / October 5, 2026 / ACCESS Newswire – Valion Bio, Inc. (NASDAQ: VBIO) ("Valion" or the "Company"), a clinical-stage biopharmaceutical company developing biologics that activate innate immune pathways for cytoprotection and immune modulation, today outlined the perspectives of its new Board Chair, Thomas H. Jensen, on advancing Entolimod. Entolimod is an investigational Toll-like receptor 5 (TLR5) agonist being developed as a potential medical countermeasure for acute radiation syndrome (ARS). Jensen brings more than 20 years of biotechnology and oncology experience and is CEO and a Director of Nasdaq-listed Allarity Therapeutics, Inc.

"A biotech company's prospects depend equally on the promise of its drug candidate and its ability to execute," said Jensen. "Having led Allarity through strategic change, I appreciate the significance of Valion's own transformation earlier this year, and I see many of the key elements for success already in place."

Entolimod's development has been supported by approximately $35.6 million in non-dilutive funding from several U.S. government agencies, and the program holds FDA Fast Track and Orphan Drug designations for ARS. It is also backed by a substantial body of human safety data and by supply chain control through Valion's wholly owned U.S.-based CDMO, Velocity Bioworks. To the Company's knowledge, there is no FDA-approved treatment for gastrointestinal ARS.

"The absence of an approved treatment for gastrointestinal ARS makes Entolimod's potential especially significant," Jensen said. "Longer term, I see an important opportunity in exploring whether the same molecule could address needs in cancer supportive care, where I can draw on my background in oncology diagnostics and drug development."

Since becoming Allarity's CEO in December 2023, Jensen has simplified its capital structure, streamlined the organization and reduced costs while concentrating resources on its lead candidate, stenoparib. During that time, Allarity has advanced its Phase 2 ovarian cancer program, received FDA Fast Track designation for stenoparib, strengthened its intellectual property position and secured drug supply for later-stage development.

As Chair, Jensen is working with Interim CEO Dean Zikria, President, COO and CFO Lisa Wolf, and the Board to align Valion's strategic priorities with execution.

"I have rarely seen a company at this stage with such a substantial scientific, clinical and operational foundation," Jensen said. "Our task now is to build on it with a clear sequence of achievable milestones and disciplined allocation of resources to reach them."

About Thomas H. Jensen

Thomas H. Jensen has served as Chair of Valion Bio's Board since September 2026. He co-founded Allarity Therapeutics in 2004 and has been a Director since July 2022. His prior roles at Allarity include Chief Technology Officer, SVP of Information Technology and SVP of Investor Relations. He established Allarity's laboratory operations in Denmark. His work in reproducible RNA extraction and processing for cancer biopsy analysis helped lay the foundation for Allarity's proprietary Drug Response Predictor (DRP®) platform. He holds a B.S. in Biology from the Technical University of Denmark and pursued further studies at the University of Copenhagen.

About Valion Bio, Inc.

Valion Bio, Inc. (NASDAQ:VBIO) is developing biologics that activate innate immune pathways for cytoprotection and modulate immune responses in conditions driven by radiation, disease and immune dysregulation.

The Company’s lead candidate, Entolimod, is being developed as a potential medical countermeasure for Acute Radiation Syndrome and has been evaluated in animal models under the U.S. Food and Drug Administration’s (“FDA”) Animal Rule, which allows the Agency to approve new drugs and biological products based on animal efficacy studies when human clinical trials are not ethical or feasible, such as in the case of acute radiation exposure. Entolimod is a novel Toll-like Receptor 5 agonist designed to activate NF-κB signaling pathways associated with cellular protection, tissue recovery and immune response. The product candidate has received Fast Track and Orphan Drug designations from the FDA.

Valion is also advancing Entolasta, a next-generation TLR5 agonist designed for potential use in broader therapeutic applications, including oncology supportive care. The Company’s pipeline includes potential programs in neutropenia and immune dysfunction.

Valion’s wholly owned subsidiary, Velocity Bioworks, is a biologics contract development and manufacturing organization providing development and manufacturing services to Valion to support its internal pipeline, with the objective of increasing manufacturing control, reducing costs, accelerating development timelines and strengthening domestic supply-chain security.

For more information, visit www.valionbio.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Valion’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the continued listing of the Company’s common stock on the Nasdaq Capital Market; and the Company’s ability to maintain compliance with applicable listing standards on the Nasdaq Capital Market. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Valion’s actual results to differ from those contained in the forward-looking statements, see Valion’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026, under the heading “Risk Factors”; as well as the Company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Valion undertakes no duty to update such information except as required by applicable law.

Investor and Media Contact
Stephen Kilmer
(646) 274-3580
stephen.kilmer@valionbio.com